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                                   AMENDMENT

     This Amendment hereby amends the Severance Agreement (the "Agreement") dated August 20, 1993, by and between EASTERN ENVIRONMENTAL SERVICES, INC. (the "Corporation") and WILLIAM C. SKUBA (the "Executive").

     WHEREAS, in accordance with the purposes of the Agreement and in order to further induce the Executive to continue to be employed by the Corporation, the Corporation and the Executive have agreed to amend the Agreement, as more particularly set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and intending to be legally bound, the Corporation and the Executive hereby agree as follows:

     1. Paragraph 4 of the Agreement shall be amended to read in its entirety as follows:

     "4.  Control Change.  If Executive's employment is voluntarily or
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involuntarily terminated for any reason or no reason within one year of a
Control Change (as defined below), then the Corporation shall, within 30 days of such termination, pay Executive (or his estate or designated beneficiary) a lump sum severance benefit in cash in the amount of (i) his then current annual salary (which the Corporation agrees not to reduce below its current level) multiplied by 2.0 or (ii) such larger amount as the Board of Directors shall deem appropriate. For purposes of this paragraph, a "Control Change" shall mean
(i) a merger, consolidation, reorganization, sale of outstanding shares or a similar transaction involving the Corporation pursuant to which there is an actual change in control of 20% or more in voting power of the Corporation, (ii) a sale of substantially all of the assets of the Corporation or (iii) any similar or other transaction involving an actual change in control of the Corporation, which shall be deemed to include, without limitation, (A) a change in a majority of the members of the Board of Directors of the Corporation as compared to the members of the Board of Directors on the date hereof (accompanied by, preceding or following the resignation by William C. Skuba as a director or the failure of Mr. Skuba to be reelected at any meeting of the Corporation's stockholders at which directors are being elected), (B) the acquisition by any person or group acting in concert of at least 30% of the voting power of the Corporation (including, without limitation, through any proxy or voting agreement, other than a revocable proxy given in response to a proxy solicitation made to more than 10 persons), or (C) the reduction in the voting power of William Skuba to below 30% of the total voting power of all classes of capital stock of the Corporation. In the event that the terms of this Agreement would require that a payment be made to Executive pursuant to both Section 3 and this Section 4, then notwithstanding anything to the contrary contained herein, no payment shall be made pursuant to Section 3, and only the payment required pursuant to this Section 4 shall be made."

     2. All other terms and provisions of the Agreement not affected by this Amendment shall remain in full force and effect.
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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the 29th day of February, 1996.


                                        /s/ William C. Skuba
                                      ----------------------------------------
                                      WILLIAM C. SKUBA


                                      EASTERN ENVIRONMENTAL SERVICES, INC.


                                      By: /s/ Gregory M. Krzemien
                                         -------------------------------------
                                         Gregory M. Krzemien
                                         Chief Financial Officer